Blue Bird Announces Authorization of a
$25 million Stock Repurchase Program

Macon, GA, June 13, 2018 - Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today that its Board of Directors authorized the company to repurchase up to $25 million in the aggregate of its outstanding common stock and/or series A convertible preferred stock during the next 12 months. The repurchase program permits repurchases in open market or private transactions, including accelerated share repurchase transactions, block trades, or pursuant to trading plans intended to comply with SEC Rule 10b5-1. The timing, manner, price, and amount of securities to be repurchased will be determined by management at their discretion. The repurchase program does not obligate Blue Bird to acquire any specific amount of securities and can be modified or terminated at any time without notice. Repurchases under this program are expected to be funded from one or a combination of existing cash balances, future free cash flow and indebtedness. Shares repurchased under the program are expected to be retired stock.

“Our prior $50 million stock repurchase program closed in March 2018 and was well received by our shareholders,” said Phil Horlock, President and CEO of Blue Bird. We are excited to leverage again our strong free cash flow generation to return capital to our shareholders through this new stock repurchase program. This initiative signifies management's and our Board’s confidence in our long-term growth prospects and our commitment to continually enhancing shareholder value.”

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Contact:
Mark Benfield
Investor Relations & Government Affairs
(478) 822-2315
Mark.Benfield@blue-bird.com